EXHIBIT 99.2

CLAIM PURCHASE AGREEMENT

BY THIS PURCHASE AGREEMENT effective as of the 25th day of April, 2014 (the "Effective Date"),

BY AND BETWEEN

Independence Gold-Silver Mines Inc. ("Independence")

AND

General Gold Corporation ("General Gold")

WHEREAS:

A.     Independence, in consideration of the agreements set forth herein, has granted certain rights to General Gold under the following terms and condition;

B.      Independence herein agrees to sell and General Gold agrees to buy the claims as comprising the Property (as defined herein) and as identified in that Mining Lease dated 13th day of July 2005 as modified by the First Addendum, Second Addendum and the April, 2012 Addendum as assigned to General Gold by Gold Range, LLC as noted in the Assignment of Lease and the Assignment of Lease and Consent (collectively, the “Lease Agreement”);

C.      General Gold has agreed to terms with Compass Holdings, LLC (“Compass) as set forth in that Letter of Intent “LOI” between the parties dated 15th of April 2014 in which the parties are forming a joint venture, further to which Compass has agreed that it will provide the funds to complete the purchase of the Property.  As a result of Compass advancing the funds prior to closing, the funds will be treated as loans (the “Loans”), and will be secured by a security interest in the assets of Generals Gold and a pledge of the shares of General Gold.  Upon Closing, the Loans will be converted into Compass’s initial JV contribution;

D.     If for any reason Closing of the joint venture does not occur by May 31, 2014, Compass may at any time thereafter elect to terminate its future obligations under the LOI and in such event the Loans will become due and payable by General Gold without interest on October 1, 2014 and Compass will be granted a ½ % NSR as compensation for the Loans.  Notwithstanding the foregoing, Compass will provide the funds on a loan basis to General Gold for the payments indicated in this Agreement if and only if General Gold has not had more than 90 days to arrange other financing for the payment from its own account but if General Gold has acquired the funds Compass will no longer have any obligation to move forward; and

E       Pursuant to Section VI of the Lease Agreement, General Gold  has the right to purchase the Property for $3,000,000 which option is valid at the date hereof and is being exercised pursuant to the revised terms of this Agreement:

1.           Definitions

a.           Definitions - The words and phrases used in this Agreement shall have the following meanings:

(1)           "Dollar(s)" or "$" shall mean currency of the United States.

(2)           The "Property" shall include those certain unpatented placer mining claims situated in Lander County, Nevada, more particularly described in Exhibit A attached hereto.

(3) "Shares" means fully paid and non-assessable common shares in the capital of General Metals Corporation the parent company of General Gold, issued pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

(4)           "Warrants" means 7.5 million share purchase warrants, with each Warrant entitling the holder to purchase one additional Share at a price based on the 20 day volume weight average price for the period beginning May 15, 2014.  These warrants expire three years from the effective date of this agreement.

b.           Transfer of Title – Upon General Gold’s completion of its obligations under subsection a and b of Section 2, Independence shall transfer title of the Property to General Gold or it’s designee.

2.           Consideration to Independence

a.           Payments - General Gold shall pay Independence in consideration of the transfer of title to the Property and other rights granted under this Agreement Six Hundred and Twenty Five Thousand Dollars ($625,000.00) as follows:

•	$275,000 on or prior to the execution of this Agreement; and
•	$350,000 on or prior to August 23, 2014.

b.           Shares – As additional consideration, the Purchase Price shall include the issuance of Shares sufficient that Independence will have a 4.995% beneficial interest in General Metals Corporation, inclusive of the 5.65 million shares of General Metals Corporation that Independence already owns to be completed on or before May 10, 2014.

c.           Warrants – As additional consideration, the Purchase Price shall include the issuance of the Warrants referenced in subparagraph 1(a)(4) plus an amount of Shares up to 5.65 million Shares for a period of one year from the Effective Date.  Such 5.65 million Shares shall only be issuable to replace the 5.65 million Shares currently held by Independence in the event that Independence sells any of those Shares within the one year period.  All Shares will be subject to such conditions as may be imposed by the rules and regulations of the United States Securities and Exchange Commission.

d.           Net Smelter Royalty – The NSR provided for in the Lease Agreement shall be increased to 2.125%

e.           Conditions for Transfer of Title and Subsequent Limitations – At such time as the General Gold has completed the payments and Warrant issuances specified in subsections a and b of this Section 2, the Property shall be transferred to General Gold or its designee by Quitclaim Deed.

3.           Obligations of General Gold

a.           Indemnity – General Gold shall indemnify Independence against and hold Independence harmless from any suit, claim, judgment or demand whatsoever arising out of negligence on the part of General Gold in the exercise of any of its rights pursuant to this Agreement, provided that if Independence or any person or instrumentality acting on Independence's behalf shall have been a contributing cause to the event giving rise to such suit, claim, demand or judgment, General Gold’s obligation to indemnify Independence shall not exceed General Gold's liability under the laws applicable to the event giving rise to such suit, claim, demand or judgment.  Likewise, Independence shall similarly indemnify General Gold from claims arising out of its negligence in the conduct of its activities prior to the transfer of title.

b.           Payment of Taxes – General Gold shall pay all taxes levied against the Property and any improvements on the Property.  General Gold shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes or assessments, before it shall be required to pay the same.

4.           Title Matters

a.           Representations and Warranties Related to the Property – Independence represents and warrants to General Gold that:  (1) the unpatented mining claims constituting the Property have been located and appropriate record made thereof in compliance with the laws of the United States and the laws of the State of Nevada, (2) the claim maintenance fees have been paid for the year beginning on September 1 prior to the effective date of this Agreement and appropriate record made thereof; (3) there is no claim of adverse mineral rights affecting the Property, (4) subject to the paramount interest of the United States, Independence controls the full undivided possessory title to the Property, (5) Independence's possessory right to the Property is free and clear of all liens and encumbrances.

b.           Joint Representations – General Gold and Independence jointly represent and warrant that each company: (1) have the full right, power and capacity to enter into this Agreement upon the terms set forth herein, (2) is incorporated, organized and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in the State of Nevada; (3) has obtained all necessary corporate and shareholder approvals and no further action on the part of its directors or shareholders is necessary or desirable to make this Agreement valid and binding; (4) the Lease Agreement is in good standing as at the date hereof and no defaults are in existence therein, with such Lease Agreement to be replaced and superseded by this Agreement; and (5) neither the execution and delivery of this Agreement nor any of the agreement referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with any agreement to which it is a party and by which it is currently bound.

c.           Title Documents; Data – Upon written request of General Gold at any time, Independence shall promptly deliver to General Gold copies of all title documents affecting the Property that Independence has in its possession.  If Independence is in possession or knows the whereabouts of technical data concerning the mineral estate of the Property, Independence shall, at General Gold's expense, furnish copies of such materials to General Gold or notify General Gold of the location of such information.

d.           Title Defects, Defense and Protection – General Gold has, during its initial due diligence examination of the Property prior to the Effective Date, examined and approved Independence’s title to the Property.  If title to any of the Property is contested or questioned by any person, entity or governmental agency Independence and General Gold shall undertake such actions as may be required to perfect, defend or initiate litigation to protect such title.

e.           Change of Law – If the law of the United States concerning acquisition of mineral rights on federally managed lands is repealed, amended, or new legislation is enacted, General Gold shall have the right, at its expense, to take whatever action it deems appropriate to preserve a right to explore for, develop, and mine minerals from the Property.  If General Gold elects to take any action under the terms of this subsection, it shall first notify Independence in writing setting forth the nature of the proposed action and an explanation thereof.  Independence agrees to cooperate with General Gold and execute whatever documents are deemed necessary by General Gold to accomplish such action.  Nothing in this subsection shall impose any obligation upon General Gold to take any action, or diminish the right of Independence to take action it deems appropriate; provided, however, that if Independence chooses to take any action, it will first inform General Gold of the nature of such contemplated action.

5.           Share Matters

Independence represents and warrants to General Gold that it is an "accredited" investor as that term is defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended, and acknowledges and agrees that the Warrants and Shares will be issued in accordance with all applicable securities laws and will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and it is Independence’s responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares.

6.           Notices

Any notice or communication required or permitted hereunder shall be effective when personally delivered or deposited, postage prepaid, certified or registered, in the United States mail to the addresses specified above.  Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

7.           Confidentiality

Each of the parties agrees that all information obtained under the terms of this Agreement will not be publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with prior written consent of the other party, such consent not to be unreasonably withheld.

7.           Memorandum

The parties to this Agreement agree to execute and record a Memorandum of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded in the official records of Lander County, Nevada.

8.           Construction

a.           Governing Law - This Agreement shall be construed by the internal laws but not the laws of conflict of the State of Nevada.

b.           Headings - The headings used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement for purposes of construction.

c.           Entire Agreement - All of the agreements and understandings of the parties with reference to the Property are embodied in this Agreement, and this Agreement supersedes all prior agreements or understandings between the parties.

d.           No Implied Covenants – It is expressly agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to any time frame as the measure of diligence for any operations of General Gold hereunder.

9.           Further Assurances

The parties agree to perform all acts and execute all documents that may be necessary to carry out the spirit and intent of this Agreement.

SIGNED, effective as of the date recited above.

General Gold Corporation

EXHIBIT A
(The "Property" Defined)

The unpatented placer mining claims described below constitute the "Property" that is subject to the forgoing Purchase Agreement.  The mining claims are situated in Lander County, Nevada, the names of which, the serial numbers assigned by the Nevada State Office of the Bureau of Land Management and the book and page of recording of the location notices thereof in the office of the Clerk-Recorder of Lander County, Nevada, are as follows:

Claim Name	NMC#	Book	Page
Independence (AKA Independence)	66957	13-460	108-179
Independence No. 3 (AKA Independence #3)	66960	14-190	108-182
Independence #3	66961	14-195	108-183
Independence Number Five (5) (AKA Independence #5	66962	14-195	108-184
North Independence Fraction	66963	108-177
North Independence #1	66964	108-175
North Independence #2	66965	108-176
DC #80	105695	Jul-92
DC #81 (AKA DC 81)	105696	Jul-92
DC#82	105697	Jul-92
DC#83	105698	Jul-92
An Old Glory	105694	21-141
Independence #1	66958	13-461	108-180
Independence #2	66959	14-189	108-181